AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION APRIL 29, 1999
                                                     REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                            DIGITAL BIOMETRICS, INC.
               (Exact name of registrant as specified in charter)

           DELAWARE                        3571                    41-1545069
(State or other jurisdiction    (Primary Standard Industrial    (I.R.S. employer
     of incorporation or         Classification Code Number)     identification
        organization)                                                number)

                                5600 ROWLAND ROAD
                           MINNETONKA, MINNESOTA 55343
                                 (612) 932-0888
   (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                                      COPY TO:
           MR. JOHN J. METIL                   PHILIP J. TILTON, ESQ.
       DIGITAL BIOMETRICS, INC.          MASLON EDELMAN BORMAN & BRAND, LLP
           5600 ROWLAND ROAD                    3300 NORWEST CENTER
      MINNETONKA, MINNESOTA 55343        MINNEAPOLIS, MINNESOTA 55402-4140
            (612) 932-0888                         (612) 672-8200

APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED DISTRIBUTION: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
         SECURITIES             AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING    REGISTRATION
      TO BE REGISTERED          REGISTERED(1)       PER SHARE             PRICE(2)              FEE
--------------------------------------------------------------------------------------------------------
common stock, par value
$.01 per share                    572,832            $1.4378             $823,618            $243.00
--------------------------------------------------------------------------------------------------------

(1) Includes 300,055 shares of common stock issuable upon exercise of outstanding warrants.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon a $1.4378 per share average of bid and asked prices of the Registrant's common stock on the Nasdaq National Market on April 26, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 29, 1999

                     SELLING STOCKHOLDER OFFERING PROSPECTUS

                            DIGITAL BIOMETRICS, INC.
                         572,832 SHARES OF COMMON STOCK

                      ------------------------------------


         The shares of common stock of Digital Biometrics, Inc. offered by this prospectus are being offered by the selling stockholders listed on page 8 of this prospectus. The common stock of Digital Biometrics, Inc. is listed on the Nasdaq National Market under the symbol "DBII." On April 28, 1999, the last sale price for Digital Biometrics, Inc.'s common stock as reported on the Nasdaq National Market was $1.50.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April 29, 1999.

                                TABLE OF CONTENTS

NAME OF ITEM OR CAPTION                                                   PAGE
----------------------------------------------------------------------  --------

DIGITAL BIOMETRICS, INC...............................................    3

RISK FACTORS..........................................................    4

       Risks Relating to DBI..........................................    4

       Risks Relating to DBI's Industry...............................    5

       Risks Relating to this Offering................................    6

FORWARD-LOOKING STATEMENTS............................................    7

USE OF PROCEEDS.......................................................    7

SELLING STOCKHOLDERS..................................................    8

PLAN OF DISTRIBUTION..................................................    9

LEGAL MATTERS.........................................................    10

EXPERTS...............................................................    11

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................    11

WHERE YOU CAN FIND MORE INFORMATION...................................    12

                            DIGITAL BIOMETRICS, INC.

         DBI is located in Minnetonka, Minnesota. We develop, manufacture and market computer-based equipment used for the identification of individuals. We also participate in a joint venture called TRAK21 Development, LLC through which we intend to develop and market an automated wagering tracking system based on our existing technology.

         We are a leading provider of products employing "biometric" technology, the science of identifying individuals by measuring distinguishing biological characteristics. Biometric identification consists of a number of techniques at various stages of technical maturity and market acceptance. These techniques include fingerprinting, voice recognition, retinal and iris scanning, DNA analysis, facial and hand geometry, and handwriting analysis. Many of these techniques have been incorporated into computer-based hardware and software measurement technologies. The objective is that, when used with databases of characteristics which previously have been positively linked to specific individuals, biometric identification products enable the positive identification of individuals whose identity is under scrutiny. DBI believes the quality and reliability of the various non-fingerprint techniques range widely.

         For over a century, fingerprints have been and remain the method of choice to positively identify individuals. Forensic scientists endeavor to match latent fingerprints lifted from crime scenes with the fingerprints of suspected perpetrators. Criminal courts throughout the world accept the testimony of fingerprint experts, and convictions are routinely achieved with fingerprint evidence. Computerizing fingerprint identification methods has greatly increased the speed of criminal identification processes and has been widely accepted in the law enforcement community. As yet, none of the other biometric identification technologies has achieved the degree of acceptance of fingerprints in law enforcement or any other markets.

         DBI currently offers products that employ "forensic-quality" fingerprint capture technologies. Forensic quality refers to the resolution and pixel gray-scale depth of the image. Our products have been employed by law enforcement organizations in a number of states and foreign countries since 1988.

         Our strategy is to continue to market live-scan systems to law enforcement agencies, and to expand our product and service offerings, as well as the markets we serve. We believe there is increasing interest from other governmental and commercial markets to employ biometric identification technologies.

                                  RISK FACTORS

         An investment in DBI's common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors:

                              RISKS RELATING TO DBI

WE MAY REVERT TO OUR HISTORIC PATTERN OF OPERATING LOSSES, WHICH, IF THIS OCCURS, MAY RESULT IN PURCHASERS LOSING ALL OR A PORTION OF THEIR INVESTMENT IN THIS OFFERING.


         DBI has only recently become profitable in the quarter ended March 31, 1999. Previously, DBI's operations have resulted in losses which have used up working capital rather than provide it. Consequently, we have consistently required outside financing to satisfy our working capital and operating needs. If DBI reverts to its historic pattern of operating losses, other sources of capital will eventually be needed to allow our operations to continue, and these sources may not be available to us. If DBI is unable to maintain profitability and other sources of capital are not available to us, DBI may not be able to continue in business.

WE ARE DEPENDENT ON EXTERNAL LINES OF CREDIT TO FINANCE OUR INVENTORIES AND RECEIVABLES.

         DBI's operations require the use of outside credit to finance receivables and inventory. In the event that our line of credit becomes unavailable to us, we may be compelled to seek other sources of financing to meet these needs, which may not be available to us. If we are unable to secure financing for inventory and receivables, then we may not be able to execute on contractual delivery commitments to our customers. This would result in loss of revenues and profits, and may result in the company reverting to its historic pattern of operating losses.

        WE MAY NOT HAVE THE RESOURCES TO SATISFY FUTURE TECHNOLOGY REQUIREMENTS IMPOSED BY REGULATORY AGENCIES, CAUSING OUR SALES VOLUME TO DETERIORATE AND A DECREASE IN OUR STOCK PRICE.

         Continued participation by DBI in the law enforcement market for live-scan systems may require the investment of substantial resources in upgrading our products and technology to enable us to compete and to satisfy evolving regulatory and statutory standards. There can be no assurance that such resources will be available to DBI or that the pace of product and technology development established by management will be appropriate to the competitive requirements of the marketplace. In the event that we are unable to meet or exceed new or additional regulatory and statutory standards, DBI's product sales and financial resources may deteriorate.

         OUR JOINT VENTURE IN THE GAMING MARKET MAY PROVE UNSUCCESSFUL, WHICH COULD ADVERSELY AFFECT OUR PROFITABILITY AND CAUSE OUR STOCK PRICE TO FALL.

         On March 16, 1998, Digital Biometrics, Inc. entered into an agreement with Grand Casinos, Inc. (subsequently succeeded by Lakes Gaming, Inc.) forming a joint venture, TRAK 21 Development, LLC, to productize, test and market the TRAK-21 blackjack wagering data capture and player tracking system. The joint venture is susceptible to the normal business risks customary to a start-up operation. In particular, although prototype models of TRAK-21 have been successfully demonstrated, there can be no assurance that this technology will operate as required in live casino environments or that products based on TRAK-21 technology will be accepted by customers in the gaming industry. In addition, it has not been determined whether or not the TRAK-21 system will be able to compete, on the basis of price and performance, with player tracking systems of competitors whose systems have been marketed for longer periods of time. If DBI's joint venture is ultimately unsuccessful, our results of operations will suffer accordingly, and the market price of our stock may fall.

         WE MAY SUFFER FROM UNANTICIPATED YEAR 2000 PROBLEMS, RESULTING IN LOST RESOURCES AND POTENTIAL DISRUPTION OF OUR OPERATIONS, EITHER OF WHICH COULD RESULT IN OPERATING LOSSES AND CAUSE OUR STOCK PRICE TO FALL.

         We have dedicated a portion of our resources to address so-called "Year 2000" issues in our products, internal management systems and among our vendors. The actual costs to be incurred by DBI in connection with these efforts may differ significantly from our estimates. Unforeseen implementation problems may arise, and problems experienced by our suppliers might adversely affect our own systems. Such problems may result in a disruption of our operations and cause DBI to expend substantially more than the current budget for Year 2000 issues, resulting in less resources being available for other critical purposes.

         WE ARE UNUSUALLY RELIANT UPON CERTAIN SUPPLIERS, THE LOSS OF ANY OF WHICH COULD BE DISRUPTIVE TO OUR BUSINESS, REDUCE OUR OPPORTUNITIES FOR PROFITABILITY AND CAUSE THE PRICE OF OUR STOCK TO FALL.

         Contrary to many manufacturing firms, we rely on single sources of supply for certain key components used in our products. The loss of any of these suppliers or a significant increase in the prices charged by these suppliers would likely have a negative effect on our profitability. Moreover, the loss of these suppliers may result in our incurring substantial expense to identify and obtain alternate suppliers.

         WE ARE DEPENDENT ON THE ONGOING SERVICES OF OUR PRESIDENT AND OUR CHIEF OPERATING OFFICER, THE LOSS OF EITHER OF WHICH WILL LIKELY HAVE A DETRIMENTAL EFFECT ON OUR PROFITABILITY, CUSTOMER AND SUPPLIER RELATIONS, AND THE MARKET PRICE OF OUR STOCK.

         Digital Biometrics, Inc. is highly dependent on the continued services of its President, James Granger, and its Chief Operating Officer, John Metil. These executives possess strategic and operational information of significance to DBI, and a considerable amount of time will be required to institutionalize this information. The Company does not have employment agreements with either of these individuals, and the loss of one or both of them would likely result in a substantial delay in DBI's ability to pursue its business objectives. In addition, the loss of Mr. Granger and/or Mr. Metil may cause customers and suppliers to lose confidence in DBI and its future.

         WE MAY NEVER PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT PURCHASERS' ONLY RETURN ON THEIR INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK.

         We have not yet paid any dividends on our common stock, and we do not intend to do so in the foreseeable future. DBI had not generated a profit until the recent quarter ended March 31, 1999 in which DBI had a modest profit of approximately $90,000. Future earnings, if any, will be used to fund DBI's operations and growth.

                        RISKS RELATING TO DBI'S INDUSTRY

         THE MAJORITY OF OUR REVENUES ARE DERIVED FROM GOVERNMENT AGENCIES, DEALINGS WITH WHOM ARE FRAUGHT WITH CERTAIN RISKS RELATING TO SATISFACTION OF PERFORMANCE CRITERIA, PRODUCT ACCEPTANCE AND IRREGULAR PURCHASING PATTERNS. THESE RISKS GO TO DBI'S ABILITY TO SUSTAIN PROFITABILITY AND MAINTAIN OR IMPROVE ITS STOCK PRICE.

         A substantial majority of our sales and accounts receivable are attributable to government agencies. DBI's contracts with these agencies often include technical requirements which may not be fully known at the time of the order. Such contracts may also specify performance criteria which must be satisfied before the customer accepts our products or services. Collection of our accounts receivable may, in some instances, require the investment of additional resources which may be uncompensated by our customers.

         In addition, government agencies are subject to both political and budgetary constraints. These factors, coupled with the nature of government procurement processes, result in irregular and unpredictable revenue cycles for DBI. Also, many of our customers' procurements are dependent upon the availability of government grants and general tax funding. To the extent these funding sources are unavailable to our customers, DBI's revenues will suffer accordingly. Finally, future revenues from government agencies will depend on our ability to satisfy public contract requirements, certain of which may be uneconomical to meet.

         DBI'S REVENUES ARE GENERATED AMONG A RELATIVELY SMALL NUMBER OF CUSTOMERS. THE LOSS OF ANY ONE OR MORE OF THESE CUSTOMERS WOULD GREATLY REDUCE OUR OPPORTUNITIES TO SUSTAIN PROFITABILITY AND MAY CAUSE A REDUCTION IN THE MARKET PRICE OF OUR STOCK.

         A majority of our sales have been attributable to a relatively small number of customers. For example, sales to two customers accounted for 16 percent and 12 percent of our total sales for the fiscal year ended September 30, 1998. Sales to three customers accounted for 17 percent, 14 percent and 12 percent of total sales for the year ended September 30, 1997. This concentration of sales among a few customers is expected to continue for the foreseeable future. If one or more of our large-volume customers were to discontinue doing business with us, our results of operations would be materially and adversely affected. In addition, the irregular timing of large orders and their materiality to our total revenues for any given reporting period has caused, and is expected to cause, substantial volatility in DBI's operating results.

         SIGNIFICANT AND INCREASING COMPETITION MAY RESULT IN DECLINING REVENUES AND GROSS MARGINS, PREVENTING US FROM REMAINING PROFITABLE AND CAUSING THE MARKET PRICE OF OUR STOCK TO DECLINE.

         There is significant and increasing competition in the market for biometric identification devices, and the market for live-scan systems in particular. Some of the companies presently providing AFIS systems may develop live-scan products or source live-scan products for distribution by them from one of our competitors. Our competitors may have greater financial, technical, marketing and other resources than we. We may not be able to compete successfully against these other companies. In the event that we are unable to compete successfully in the market for biometric identification devices, DBI's will suffer declining revenues and margins, which will result in increased operating losses and a deterioration of our financial condition. In addition, the market price of our common stock will likely decrease.

                         RISKS RELATING TO THIS OFFERING

         LARGE QUANTITIES OF OUR STOCK MAY BE OFFERED TOGETHER FOR SALE ON THE MARKET AT THE SAME TIME, WHICH WOULD LIKELY CAUSE OUR STOCK PRICE TO FALL.

         Approximately 4,214,480 shares of DBI common stock are issuable upon conversion or exercise of currently outstanding debentures, options and warrants. Substantially all of these shares will be freely tradable upon issuance. If large quantities of these shares are offered in the market at the same time, the market price of our stock may be depressed.

         DELAWARE CORPORATE LAW AND OUR STOCKHOLDER RIGHTS PLAN EACH HAVE THE EFFECT OF DISCOURAGING OR PREVENTING CERTAIN TRANSACTIONS WHICH MIGHT BE BENEFICIAL TO OUR STOCKHOLDERS.

         Section 203 of the Delaware General Corporation Law has the effect of restricting combinations between DBI and certain of its stockholders without the approval of DBI's Board of Directors. In addition, DBI has in place a stockholder rights plan, adopted in 1996, under which our stockholders are entitled to purchase additional shares of our common stock at a discount from the market price under certain circumstances. These circumstances include the purchase of 15 percent or more of the outstanding shares of common stock by a person or group, or the announcement of tender or exchange offer to acquire 15 percent or more of the outstanding common stock. The stockholder rights plan may have the effect of impeding or preventing certain types of transactions involving a change in control of DBI which could be beneficial to the stockholders.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

         These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Risk Factors" and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

         These forward-looking statements involve uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These uncertainties include competition; industry conditions; our structure as a holding company; our dependence on key personnel; the geographic concentration of our operations; and governmental regulations.

         Our risks are more specifically described in "Risk Factors." If one or more of these risks materialize, our actual results may vary materially from those expected, estimated or projected.

                                 USE OF PROCEEDS

         DBI will not receive any proceeds from the sale of the common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of common stock owned by each selling stockholder as of the date of this prospectus, assuming all the shares of DBI common stock beneficially owned by each selling stockholder will be sold. Except where otherwise noted, each person in the following table has, to our knowledge, sole voting and investment power with respect to the shares beneficially owned.

                                                   Shares                                  Shares
                                             Beneficially Owned       Shares to      Beneficially Owned
                                           Prior to the Offering       be Sold       After the Offering
                                          -----------------------      in the       --------------------
Name of Selling Stockholder               Number       Percentage     Offering      Number    Percentage
---------------------------               ------       ----------     --------      ------    ----------
William H. Riviere                         9,514           *            9,514       --           *

David E. Riviere                          19,028           *           19,028       --           *

Steven A. Oberg                            4,756           *            4,756       --           *

Jeffrey D. Rahm & Susan D. Rahm           19,028           *           19,028       --           *

Jon Nelson & Paula Nelson                 19,028           *           19,028       --           *

Brian R. Johnson & Jennifer Johnson       19,028           *           19,028       --           *

Raymond H. Rice                           15,224           *           15,224       --           *

Bruce J. Zwick                            15,224           *           15,224       --           *

Gary Kohler                               38,058           *           38,058       --           *

David B. Johnson Family Foundation        74,592           *           74,592       --           *

David B. Johnson                         301,283          2.0         238,575      62,708        *

Elmer R Salovich TR UA 12 16 98           76,116           *           76,116       --           *

Alan Frailich                              7,612           *            7,612       --           *

Paul R. Keuhn                             72,937           *           10,229      62,708        *

Eldon C. Miller                           24,313           *            3,410      20,903        *

Stanley D. Rahm                           24,313           *            3,410      20,903        *
                                         -------                      -------     -------
                                         740,054                      572,832     167,222

-------------------------------

*        Less than one percent.

         Except as provided in the following sentence, the shares of DBI common stock listed above as shares to be sold in the offering consist of shares purchased in the DBI March 31, 1999 private placement offering and an equal number of shares issuable upon exercise of warrants issued to each selling stockholder in the same transaction. The following share amounts reflected in the table above represent shares issuable upon exercise of warrants issued as compensation for investment banking services in connection with the March 31, 1999 private placement offering and prior private placement transactions:

                                             Shares
                                             ------
            Paul R. Keuhn                    72,937
            David B. Johnson                 72,937
            Eldon C. Miller                  24,313
            Stanley D. Rahm                  24,313

         From time to time, DBI may issue prospectus supplements to reflect certain additional information pertaining to the selling stockholders. Such information may include a change in the number of shares of common stock beneficially owned by them, the public offering price of shares to be sold, the names of any agent, dealer or underwriter employed by selling stockholders, or any applicable commission or discount relative to a particular offer.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     * an exchange distribution in accordance with the rules of the applicable exchange;

     *   privately negotiated transactions;

     *   short sales;

     * broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     *   a combination of any such methods of sale; and

     *   any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of DBI or derivatives of DBI securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchase) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         DBI is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. DBI has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters in connection with the common stock offered hereby will be passed upon for DBI by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

                                     EXPERTS

         The financial statements and schedule of Digital Biometrics, Inc. as of September 30, 1998 and for each of the years in the three-year period ended September 30, 1998 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference into this prospectus, and upon the authority of KPMG Peat Marwick LLP as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all the common stock. This prospectus is part of a registration statement we filed with the SEC
(Registration No. 333-      ).

     * Annual Report on Form 10-K for the year ended September 30, 1998, as amended by Form 10-K/A filed with the SEC on January 28, 1999.

     * Quarterly Report on form 10-Q for the three months ended December 31, 1998.

     * The description of our common stock contained in our registration statement on Form 8-A, as amended.

     *   Future Filings

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                          Digital Biometrics, Inc.
                          5600 Rowland Road
                          Minnetonka, Minnesota 55343
                          Attention: Chief Financial Officer

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make any offer of the common stock in any state where the offer is not permitted. You should not assume that the information on this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www/sec/gov.

    ----------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL
HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED IN THIS                 DIGITAL BIOMETRICS, INC.
PROSPECTUS IN CONNECTION WITH THE OFFERING
MADE HEREBY, AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE                  572,832
RELIED UPON AS HAVING BEEN AUTHORIZED BY                    SHARES
DIGITAL BIOMETRICS, INC. THIS PROSPECTUS                      OF
DOES NOT CONSTITUTE AN OFFER TO SELL, OR                 COMMON STOCK
SOLICITATION OF AN OFFER TO BUY, ANY
SECURITIES OFFERED HEREBY TO ANY PERSON IN
ANY JURISDICTION WHERE SUCH AN OFFER OR
SOLICITATION WOULD BE UNLAWFUL. NEITHER              --------------------
THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY                      PROSPECTUS
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT
THE INFORMATION CONTAINED HEREIN IS                  --------------------
CORRECT AS OF ANY TIME SUBSEQUENT TO THE
DATE OF THIS PROSPECTUS.

    ----------------------------------










                                                        APRIL 29, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering

              Registration Fee.................................  $   243

              Accounting Fees..................................    2,000

              Nasdaq Listing Fee...............................   11,457

              Legal Fees and Expenses..........................    5,000

              Miscellaneous....................................    2,000
                                                                 -------

              Total............................................  $20,700
                                                                 =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

         A corporation may indemnify against expenses (including attorney's fees) and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

         In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

         Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses (including attorneys' fees) actually and reasonably incurred by him or her.

         Insofar as indemnification for liabilities arising under the Act is permitted as to directors, officers and controlling persons of the Company, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy. The Company will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

NUMBER     DESCRIPTION
------     -----------

  5        Opinion of Maslon Edelman Borman & Brand, LLP
23(1)      Consent of KPMG Peat Marwick LLP
23(2)      Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5)
  24       Power of Attorney (included on Page II-3)


----------------


ITEM 17. UNDERTAKINGS.

   (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial BONA FIDE offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minnetonka, State of Minnesota, on April 28, 1999.

                              DIGITAL BIOMETRICS, INC.
                              Registrant

                              By:    /s/ James C. Granger
                                     -------------------------------------------
                              Name:  James C. Granger
                              Title: President and Chief Executive Officer
                                     (Principal Executive Officer)

                              By:    /s/ John J. Metil
                                     -------------------------------------------
                              Name:  John J. Metil
                              Title: Chief Operating Officer and Chief Financial
                                     Officer (Principal Financial Officer and
                                     Principal Accounting Officer)

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James C. Granger and John J. Metil, each or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 28th day of April, 1999 by the following persons in the capacities indicated:

SIGNATURE                          TITLE


/s/ James C. Granger               Chief Executive Officer and Director
-----------------------------
James C. Granger

/s/ C. McKenzie Lewis III          Chairman of the Board and Director
-----------------------------
C. McKenzie Lewis III


/s/ George Latimer                 Director
-----------------------------
George Latimer


/s/ John E. Haugo                  Director
-----------------------------
John E. Haugo

                                  EXHIBIT INDEX


EXHIBIT    DESCRIPTION OF DOCUMENT                                     PAGE NO.

   5       Opinion of Maslon Edelman  Borman & Brand, LLP.

 23(1)     Consent of KPMG Peat Marwick LLP.

 23(2)     Consent of Maslon Edelman  Borman & Brand, LLP (included in
           Exhibit 5).

  24       Power of Attorney (included on Page II-3).